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                                                                  EXHIBIT 99.3

                       CAUTIONARY STATEMENTS FOR PURPOSES
                       OF THE "SAFE HARBOR" PROVISIONS OF
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The Timberland Company (the "Company") wishes to take advantage of The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information. Prospective information is based on management's then current expectations or forecasts. Such information is subject to the risk that such expectations or forecasts, or the assumptions used in making such expectations or forecasts, may become inaccurate. The following discussion identifies important factors that could affect the Company's actual results and could cause such results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

         CONSUMER TRENDS, CONSUMER ACCEPTANCE OF PRODUCTS, AND RETAIL MARKET CONDITIONS. Sales of the Company's products are subject to consumer trends, consumer acceptance of products, and other factors affecting retail market conditions, including the current continued softness in U.S. market conditions and the global economic and political uncertainties resulting from the continuing war on terrorism. For example, decreased consumer spending, a shift towards discount retailers, softness in the retail market and weakened financial condition of wholesale customers could adversely affect the Company's sales. The Company believes that its more fashion-focused women's footwear product line and men's collection apparel products are more susceptible to changing fashion trends and consumer preferences than are the Company's other products. The success of the Company's products and marketing strategy will also depend on a favorable reception by the Company's wholesale customers and consumers at retail. This reception is conditioned, in part, on the Company's ability to build its brand, including its Timberland PRO(TM) sub-brand, into a world class brand and on the Company's ability to respond to the demands of the marketplace for greater speed and exceptional customer service. In addition, the Company believes that warmer than anticipated weather conditions have, in past fall/winter selling seasons, reduced sales as a result of decreased consumer demand at retail for the Company's higher margin boot products. Such conditions could adversely affect the Company's financial performance in the future, especially if a greater proportion of the Company's revenue were to be made up of "at once" orders.

         INTERNATIONAL. The Company manufactures and sources a majority of its products outside the United States. Timberland(R) products are sold in the U.S. and internationally through its stores, operating divisions, wholesale customers, distributors, commission agents, franchisees and licensees. Accordingly, the Company is subject to the risks of doing business abroad, including, among other risks, foreign currency exchange rate risks, import restrictions, anti-dumping investigations, political or labor disturbances, expropriation and acts of war. Although the Company pays for the purchase and manufacture of its products primarily in U.S. dollars, the Company is routinely subject to currency rate movements on non-U.S. denominated assets, liabilities and income as the Company sells goods in local currencies through its foreign


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subsidiaries. Derivative instruments, specifically forward contracts, are used by the Company in its hedging of foreign currency transactions. While the Company attempts to manage its foreign currency exchange rate risks, no assurances can be given that such factors will protect the Company from future changes in foreign currency exchange rates that may impact the financial condition or performance of the Company. In addition, the adoption of the euro by the European Monetary Union has not had any material business disruptions on the Company's business. The Company will continue to monitor the euro conversion.

         The Company re-acquired exclusive distribution rights for the Asia-Pacific region from Inchcape plc. in 2000. The Company took over the management of the sale of Timberland products in Japan, Singapore, Malaysia and Hong Kong through subsidiaries. The Company is pursuing arrangements with appropriate distributors in other markets in the Asia-Pacific region. In 2002, the Company opened a subsidiary in Korea. The Company's revenue from its operations in this region would be adversely affected if general economic difficulties in the region do not improve.

         RAW MATERIALS. The Company depends on a few key sources for leather, its principal raw material, and other proprietary materials used in its products. In 2002, eight suppliers provided, in the aggregate, approximately 80% of the Company's leather purchases. Two of these suppliers provided approximately 40% of the Company's leather purchases in 2002.While the Company historically has not experienced significant difficulties in obtaining leather or other raw materials in quantities sufficient for its operations, there have been significant changes in their prices. The Company's gross profit margins are adversely affected to the extent that the selling prices of its products do not increase proportionately with increases in the costs of leather and other raw materials. Any significant unanticipated increase or decrease in the prices of these commodities could materially affect the Company's results of operations. As discussed by the Company in previous filings with the Securities and Exchange Commission during 2001, leather hide prices increased significantly in 2001 and adversely impacted the Company's gross margins in 2001. However, in 2002 leather hide prices returned to more normalized trading levels thereby improving the Company's gross margins compared with 2001. The Company attempts to manage this risk, as it does with all other footwear and non-footwear materials, on an ongoing basis by monitoring related market prices, working with its suppliers to achieve the maximum level of stability in their costs and related pricing, seeking alternative supply sources when necessary and passing increases in commodity costs to its customers, to the maximum extent possible, when they occur. No assurances can be given that such factors will protect the Company from future changes in the prices for such raw materials.



         DEPENDENCE ON SALES FORECASTS. The Company bases, in part, its investments in infrastructure and product on sales forecasts that are necessarily made in advance of actual sales. The Company does business in highly competitive markets, and the Company's business is affected by a variety of factors, including:

-        brand awareness
-        product innovations


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-        retail market conditions
-        economic and other factors
-        changing consumer preferences
-        fashion trends
-        weather conditions

 One of management's principal challenges is to optimize its ability to predict these factors, in order to enable the Company to better and more rapidly match production of its products with demand. In addition, the Company's growth over the years has created the need to increase these investments in infrastructure and product and to enhance the Company's operational systems. To the extent sales forecasts are not achieved, these investments would represent a higher percentage of revenue, and the Company would experience higher inventory levels and associated carrying costs, all of which would adversely affect the Company's financial performance.

         DEPENDENCE UPON INDEPENDENT MANUFACTURERS. During 2002, the Company manufactured approximately 11% of its footwear unit volume, compared to approximately 13% during 2001 and 15% during 2000. Independent manufacturers and licensees in Asia, Europe, Mexico and South and Central America produced the remainder of the Company's footwear products and all of its apparel and accessories products. Independent manufacturers in China, Vietnam, and Thailand produced approximately 89% of the Company's 2002 footwear unit volume; and three of these manufacturers produced approximately 14% to 21% each of the Company's 2002 footwear volume. The Company believes that the shift towards sourcing product from independent manufacturers will continue to reduce manufacturing overhead and product costs, increase product quality and increase the Company's flexibility to meet changing consumer demand for particular product lines. However, the success of these measures depends on the ability of the Company's independent manufacturers to provide high quality product at lower cost and to do so with rapid turn-around times, and while the Company believes it has chosen third party manufacturers with sufficient financial strength, a continued economic downturn could cause the Company's suppliers to fail to make and ship orders placed by the Company. The Company could utilize its own factories and sourced manufacturers in other countries in such an event to cover any resulting shortfall; however, delivery of these products would be delayed from the original production schedule. There can be no assurance that the Company will be able to maintain current relationships or locate additional manufacturers that can meet the Company's requirements.

         RETAIL ORGANIZATION. In 1986, the Company opened the first Timberland(R) store dedicated exclusively to Timberland(R) products. At the end of 2002, the Company operated 26 specialty stores and 49 factory outlet stores in the United States and 2 factory outlets in Puerto Rico , and 102 specialty stores and 22 factory outlet stores in Europe and Asia. The significant increase in stores in Asia is attributable to the Company's re-acquisition of Inchcape plc.'s exclusive distribution rights for the Asia-Pacific region in 2000, as discussed above in the "International" paragraph. In 2001, the Company also began offering its products on its new online shop, timberland.com. Revenue from retail stores operated by the Company in the U.S. and from its new e-commerce business represented 16% of the Company's revenue for 2002.


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The Company has made significant capital investments in opening these stores and incurs significant expenditures in operating these stores. The higher level of fixed costs related to the Company's retail organization adversely affects profitability, particularly in the first half of the year, as the Company's revenue historically has been more heavily weighted to the second half of the year. The same market conditions affecting the Company's wholesale customers described above also affect the performance of the Company's retail organization. In 2002, the Company experienced revenue declines in its U.S. retail stores primarily due to weakness in the U.S. retail climate. Given these continuing economic conditions, the Company intends to control growth in its retail organization and focus on enhancing returns in existing locations. The Company's ability to recover the investment in and expenditures of its retail organization, particularly its specialty stores, can be adversely affected if sales at its retail stores are lower than anticipated. Although the Company believes its factory outlet stores enable the Company to preserve the integrity of the sale of excess, damaged or discontinued products, and maximize the return associated with such sales, the Company's gross margin could be adversely affected if off-price sales increase as a percentage of revenue.

         COMPETITION. The Company markets its products in highly competitive environments. Many of the Company's competitors are larger and have substantially greater resources than the Company for marketing, research and development, and other purposes. These competitors include athletic footwear companies, branded apparel companies and private labels established by retailers. Furthermore, efforts by the Company's footwear competitors to dispose of their excess inventory could put downward pressure on retail prices and could cause the Company's wholesale customers to redirect some of their purchases away from the Company's products.

         MANUFACTURING. The Company currently plans to retain its internal manufacturing capability in order to continue benefiting from reduced lead times, favorable duty rates and tax benefits, although changes in tax legislation have reduced the tax benefits previously available through its manufacturing operations in Puerto Rico. However, the Company continues to evaluate its manufacturing facilities and independent manufacturing alternatives in order to determine the appropriate size and scope of its manufacturing facilities. There can be no assurance that the costs of products that continue to be manufactured by the Company can remain competitive with sourced products.


         LICENSING. Since late 1994, the Company has entered into several licensing agreements which enable the Company to expand the Timberland(R) brand to product categories and geographic territories in which the Company has not had an appreciable presence. The rights granted under these agreements are typically exclusive, and the Company may not terminate these agreements at will, although the Company has reserved its right to terminate these agreements for cause. The success of the Timberland brand in these products or territories will, therefore, largely depend on the efforts and financial condition of its licensees. In addition, although the Company is pursuing additional licensing opportunities, there can be no assurance that the Company will be able to locate licensees and negotiate acceptable terms with licensees for additional products and territories.


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         PRICING OF PRODUCTS. The prices the Company is able to obtain for its new and expanded product offerings, and the Company's ability to increase prices of its other products, will depend upon consumer acceptance of such prices, as well as competitive and other market factors.

         MANAGEMENT AND CONTROL. Sidney W. Swartz, the Company's Chairman, and various trusts established for the benefit of his family or for charitable purposes, hold approximately 79% of the combined voting power of the Company's capital stock in the aggregate, enabling him to control the Company's affairs and to influence the election of the three directors entitled to be elected by the holders of Class A Common Stock voting separately as a class. Jeffrey B. Swartz, the Company's President and Chief Executive Officer, is the son of Sidney Swartz. The loss or retirement of these or other key executives could adversely affect the Company.

         LIQUIDITY AND CAPITAL RESOURCES. Management believes that the Company's capital needs for 2003 can be met through its current cash balances, through its existing credit facilities and through cash flow from operations, without the need for additional long-term financing. The existing credit facilities expire in May, 2004. The Company may also need to raise additional capital in the future in order to finance its anticipated growth and capital requirements beyond 2003. The terms and availability of any such additional or replacement financing will be subject to prevailing market conditions and other factors at that time. In addition, the Company's revolving credit facility places limitations on the payment of cash dividends and contain other financial and operational covenants with which the Company must comply. If the Company does not comply with such covenants, the Company's ability to use such credit facilities or to obtain other financing could be adversely affected.

         INTELLECTUAL PROPERTY. The Company has spent, and may be required in the future to spend, significant amounts to protect and defend its trade name, trademarks, patents, designs and other proprietary rights. The Company is also susceptible to injury from parallel trade and counterfeiting of its products.

         LITIGATION. The Company is involved in various litigation and legal matters that have arisen and will arise in the ordinary course of business. The costs of prosecuting or defending these matters or an unfavorable outcome in these matters could adversely affect the Company's operating results.

         ACCOUNTING STANDARDS. Changes in the accounting standards promulgated by the Financial Accounting Standards Board or other authoritative bodies could have an adverse affect on the Company's future reported operating results.

         ENVIRONMENTAL AND OTHER REGULATION. The Company is subject to various environmental and other laws and regulations, which may change periodically. Compliance with such laws or changes therein could have a negative impact on the Company's future reported operating results.